Exhibit 99.2

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

Combined Financial Statements as of December 31, 2013 and for the Year Ended December 31, 2013, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Rockwood Holdings, Inc.
Princeton, New Jersey

We have audited the accompanying combined financial statements of the Titanium Dioxide Pigments and Other Businesses of Rockwood Holdings, Inc., consisting of several of its businesses as one combined company, comprised of Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry (the “Company”), which comprise the combined balance sheet as of December 31, 2013, and the related combined statements of operations, comprehensive income, cash flows, and changes in parent company equity for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Titanium Dioxide Pigments and Other Businesses of Rockwood Holdings, Inc., consisting of several of its businesses as one combined company, comprised of Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry, as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company.  The combined financial statements also include allocations from Rockwood Holdings, Inc. (the “Parent”).  These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from the Parent.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
June 9, 2014

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

COMBINED STATEMENT OF OPERATIONS

(Dollars in millions)

Year ended
December 31, 2013
Net sales	$1,607.6
Cost of products sold	1,466.8
Gross profit	140.8
Selling, general and administrative expenses	180.8
Restructuring and other severance costs	2.2
Operating loss	(42.2)
Other expenses, net:
Interest expense, net	(5.8)
Loss on early extinguishment/modification of debt	(17.2)
Foreign exchange loss on financing activities, net	(0.7)
Other expenses, net	(23.7)
Loss before taxes	(65.9)
Income tax benefit	(11.6)
Net loss	(54.3)
Net income attributable to noncontrolling interest	(1.2)
Net loss attributable to Parent company equity	$(55.5)

See accompanying notes to combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

COMBINED STATEMENT OF COMPREHENSIVE INCOME

(Dollars in millions)

Year ended
December 31, 2013
Net loss	$(54.3)
Other comprehensive income, net of tax:
Pension related adjustments	30.8
Foreign currency translation	49.2
Other comprehensive income	80.0
Comprehensive income	25.7
Comprehensive income attributable to noncontrolling interest	(2.6)
Comprehensive income attributable to Parent company equity	$23.1

See accompanying notes to combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

COMBINED BALANCE SHEET

(Dollars in millions)

December 31,
2013
ASSETS
Current assets:
Cash	$15.1
Accounts receivable, net	201.6
Inventories	420.4
Deferred income taxes	2.7
Prepaid expenses and other current assets	41.7
Total current assets	681.5
Property, plant and equipment, net	763.6
Intangible assets, net	200.6
Deferred financing costs, net	—
Deferred income taxes	63.0
Other assets	9.6
Total assets	$1,718.3
LIABILITIES
Current liabilities:
Accounts payable	$170.6
Income taxes payable	1.8
Accrued compensation	26.8
Accrued expenses and other current liabilities	40.9
Deferred income taxes	1.0
Long-term debt, current portion	3.2
Total current liabilities	244.3
Long-term debt	5.3
Pension and related liabilities	204.1
Deferred income taxes	11.9
Other liabilities	29.1
Total liabilities	494.7
Commitments, Contingencies and Guarantees - See Note 15
EQUITY
Parent company equity:
Parent company investment	1,045.8
Accumulated other comprehensive income	24.8
Total Parent company equity	1,070.6
Noncontrolling interest	153.0
Total equity	1,223.6
Total liabilities and equity	$1,718.3

See accompanying notes to combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

COMBINED STATEMENT OF CASH FLOWS

(Dollars in millions)

Year ended
December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(54.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	124.0
Deferred financing costs amortization	1.3
Loss on early extinguishment/modification of debt	17.2
Foreign exchange loss on financing activities, net	0.7
Fair value adjustment of derivatives	(0.9)
Bad debt provision	1.4
Stock-based compensation	2.2
Deferred income taxes	(16.0)
Asset write-downs and other	0.1
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(12.7)
Inventories	81.8
Prepaid expenses and other assets	(11.8)
Accounts payable	8.6
Income taxes payable	(16.6)
Accrued expenses and other liabilities	(2.3)
Net cash provided by operating activities	122.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(130.9)
Proceeds on sale of assets	0.1
Net cash used in investing activities	(130.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Parent company investment	522.0
Payments of long-term debt	(525.1)
Proceeds from long-term debt	6.0
Fees related to early extinguishment/modification of debt	(0.2)
Dividend distributions to noncontrolling shareholders	(6.6)
Net cash used in financing activities	(3.9)
Effect of exchange rate changes on cash	0.1
Net decrease in cash	(11.9)
Cash, beginning of period	27.0
Cash, end of period	$15.1
Supplemental disclosures of cash flow information:
Interest paid	$7.4
Income taxes paid, net of refunds	20.9
Non-cash investing activities:
Acquisition of capital equipment included in accounts payable	20.5
Non-cash financing activities:
Purchase of noncontrolling interest	138.5

See accompanying notes to combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

COMBINED STATEMENT OF CHANGES IN PARENT COMPANY EQUITY

(Dollars in millions)

		Parent Company Equity
			Accumulated
		Parent	Other
		Company	Comprehensive	Noncontrolling
	Total	Investment	(Loss) Income	Interest
Balance, January 1, 2013	$682.3	$440.6	$(26.4)	$268.1
Dividend distribution to noncontrolling shareholder	(6.6)	—	—	(6.6)
Purchase of noncontrolling interest	—	138.5	(27.4)	(111.1)
Other comprehensive income, net of tax	80.0	—	78.6	1.4
Net (loss) income	(54.3)	(55.5)	—	1.2
Net transfers from Parent	522.2	522.2	—	—
Balance, December 31, 2013	$1,223.6	$1,045.8	$24.8	$153.0

See accompanying notes to combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

Notes To Combined Financial Statements

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

Organization— The combined financial statements include the accounts of several of Rockwood Holdings, Inc. (“Rockwood” or “Parent”) businesses, comprised of Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry businesses (“Titanium Dioxide Pigments and Other”), as one combined company (the “Company”).

The Titanium Dioxide Pigments (“Titanium Dioxide”) business operates under the Sachtleben brand name and is a leading producer of high quality chemical products with a unique range of small inorganic particles that add significant value to customers’ products and reduce the cost of customers’ production processes. The Titanium Dioxide business was a venture (the “Titanium Dioxide Venture”) that was formed in September 2008 between Rockwood (61% interest) and Kemira Oyj (“Kemira”, 39% interest). In February 2013, Rockwood acquired Kemira’s 39% interest in the Titanium Dioxide Venture, resulting in Rockwood owning 100% of the Titanium Dioxide Venture. The Titanium Dioxide business is a leading producer of specialty grade titanium dioxide, serving a wide variety of international customers in the synthetic fibers, plastics, paints, packaging inks, coatings, cosmetics, pharmaceuticals and paper industries. Titanium dioxide is a fine white powder that derives its value from its unparalleled whitening strength and opacifying ability, which is commonly referred to as hiding power. The Titanium Dioxide businesses principal products include titanium dioxide in anatase grade, titanium dioxide in rutile grade and titanium specialties. This business also provides recycling services for sulfuric waste acid. The Functional Additives business line of Titanium Dioxide is a leading global manufacturer of barium-based and zinc-based inorganic fine white pigments and additives. The main function of these products is to improve brilliance of colors and shine of coatings, improve the mechanical strength of plastic parts and prevent degradation due to exposure to light, particularly serving diverse end-markets, including the plastics industry, the coatings industry and the pharmaceutical industry.

The Color Pigments and Services business is a global producer of synthetic iron-oxide and other inorganic pigments, and serves the construction, paints and coatings, plastics, and specialty application markets with powder, granular and liquid grades primarily in North America and Europe. Color Pigments and Services focuses on developing and manufacturing high value-added inorganic pigments. The business also offers a number of unique pigment dispensing systems and has been driven by product innovation, its brand names and its customer and technical service, including customer-specific color blending.

The Timber Treatment Chemicals business is a manufacturer of wood protection products primarily in North America. In 2007, the Company’s Chemical Specialties, Inc. (“CSI”) subsidiary within the Timber Treatment Chemicals business and The Dow Chemical Company (“Dow”) formed a joint venture, Viance, LLC (“Viance”). Applications for the Company’s products include wood protection products used for decking, fencing, playground equipment, garden furniture, house construction materials, utility poles and other wood constructions. In addition, Timber Treatment Chemicals provides a broad range of technical expertise and services to its customers. Timber Treatment Chemicals also manufactures inorganic chemicals such as nitrates and chlorides for various industrial applications including, chemicals that are added to concrete as curing accelerants and corrosion inhibitors, chemicals that are used for odor control in water treatment, galvanizing fluxes, micronutrients, pesticides and catalysts used in the manufacture of textile resins.

The Rubber/Thermoplastics Compounding business is active primarily in the European automotive market, with products made of rubber, thermoplastic and polyurethane materials.

The Water Chemistry business is a manufacturer of polyaluminium chloride, or PAC, and polyaluminium nitrate-based flocculants in Central Europe. Flocculants are added to water to improve its purity before, during and after its use in industrial, commercial and municipal applications. PAC flocculants are widely used in public, industrial and swimming pool water treatment and as a process agent in the paper industry.

In September 2013, Rockwood announced that it entered into a definitive agreement to sell certain of its Titanium Dioxide Pigments and Other businesses to Huntsman Corporation. Completion of the proposed sale is subject to certain conditions, including approval of anti-trust authorities. The businesses subject to the purchase and sale agreement constitute substantially all of the Company’s assets and liabilities and substantially all of the Company’s operations.

Basis of Presentation—The combined financial statements reflect the financial position, results of operations and cash flows of the Company as Rockwood was historically managing it, prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and have been derived from the consolidated financial statements and accounting records of Rockwood, principally from statements and records represented in the businesses described above.

All revenue, assets and liabilities and most expenses reflected in the combined financial statements are directly associated with the Company. In addition, certain general corporate overhead expenses have been allocated by Rockwood to the Company. The Company used certain underlying activity drivers as a basis of allocation, including net sales and headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent company for the periods presented or the amounts that will be incurred by the Company in the future. Actual costs that may have been incurred if the Company had been a stand-alone company for the periods presented would depend on a number of factors, including the Company’s chosen organizational structure, what functions were outsourced or performed by the Company’s employees and strategic decisions made in areas such as information technology systems and infrastructure. Note 2, “Related Party Transactions” provides further information regarding general corporate overhead allocations.

All intercompany balances and transactions have been eliminated. All significant intercompany transactions between the Company and Rockwood have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as “Parent company investment.” The Company has evaluated whether any subsequent events have occurred through June 9, 2014, the date the combined financial statements were available to be issued.

Rockwood uses a centralized approach to cash management and financing of operations. The majority of the Company’s subsidiaries are party to Rockwood’s cash concentration arrangements with four financial institutions to maximize the availability of cash for general operating and investing purposes. Under two of the cash concentration arrangements, cash balances are swept daily from the Company’s accounts, whose owners are party to the arrangements into Rockwood’s concentration accounts. Cash transfers to and from Rockwood’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in “Parent company investment” in the equity section on the combined balance sheet.

Rockwood’s third-party debt, and the related interest expense, has not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and the Rockwood borrowings were not directly attributable to the Company’s business.

The Company’s noncontrolling interest represents the total of the noncontrolling party’s interest in certain investments (principally the Titanium Dioxide Venture and the Viance joint venture) that are combined but less than 100% owned. See Note 2, “Related Party Transactions,” for details regarding Rockwood’s acquisition of Kemira’s 39% interest in the Titanium Dioxide venture in February 2013.

Unless otherwise noted, all balance sheet items as of December 31, 2013 which are denominated in Euros are converted at the December 31, 2013 exchange rate of €1.00 = $1.3743. For the year ended December 31, 2013, the average rate of exchange of the Euro to the U.S. dollar is $1.3285.

Parent Company Investment—Parent company investment in the combined balance sheet represents Rockwood’s historical investment in the Company, the Company’s accumulated net earnings after taxes and the net effect of transactions with and allocations from Rockwood. See Note 2, “Related Party Transactions,” for additional information.

Use of Estimates—The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. These estimates include, among other things, assessing the collectability of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets, the measurement of the accrual for uncertain tax benefits, impairment of property, plant and equipment and other intangible assets, the accrual of environmental and legal reserves, the useful lives of tangible and intangible assets and the measurement of pension obligations, among others. Actual results could differ from those estimates. Such estimates also include the fair value of assets acquired and liabilities assumed as a result of allocations of the purchase price of business combinations consummated.

Major Customers and Concentration of Credit—The Company has a number of major end-user, retail and original equipment manufacturer customers, with the largest concentration in Europe and the United States. No single customer accounted for more than 2% of net sales during 2013. The Company does not believe a material part of its business is dependent upon any single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company’s largest customers would most likely have a negative short-term impact on the Company’s results of operations. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and derivative contracts.

Accounts Receivable—The allowance for doubtful accounts is estimated at each reporting date based on factors such as receivable age, customer liquidity status and previous write-off history. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Credit insurance is maintained by certain of the Company’s businesses. An allowance is maintained for aggregate expected credit losses. Write-offs are charged to the allowance when taken, net of recoveries. Allowance for doubtful account activity is as follows:

Year ended
($ in millions)	December 31, 2013
Balance, January 1	$2.1
Additions, net of recoveries	1.4
Write-offs	(0.9)
Balance, December 31	$2.6

Revenue Recognition—The Company recognizes revenue when the earnings process is complete. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, when title and risk of loss have been transferred, collectability is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company’s experience. The Company records shipping and handling costs in cost of products sold and records shipping and handling costs billed to customers in net sales. Revenue under service agreements, which was less than 1% of combined net sales in 2013, is realized when the service is performed. Liabilities for product warranties are less than 1% of combined net sales as of December 31, 2013.

Foreign Currency Translation—The functional currency of each of the Company’s combined international entities is primarily the respective local currency. Balance sheet accounts of the foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates during the period. Translation gains and losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income, which is a component of Parent company equity on the combined balance sheet. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency), including intercompany financing arrangements for which settlement is planned or anticipated, are included in determining net income for the period in which exchange rates change.

Advertising—The Company expenses advertising costs within selling, general and administrative expenses as incurred. Advertising costs are less than 1% of combined net sales in 2013.

Research and Development—Research and development costs are charged to expense within selling, general and administrative expenses, as incurred. Such costs were $15.6 million for the year ended December 31, 2013.

Cash—Cash in the Company’s combined balance sheet represents cash held locally by entities included in its combined financial statements.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined primarily on average cost or the first-in, first-out method. Inventory quantities on hand are reviewed regularly, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company’s estimated forecast of product demand and production requirements or historical usage. See Note 5, “Inventories.”

Property, Plant and Equipment and Intangible Assets —Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the various asset classes. Estimated lives generally range from 20-30 years for buildings and improvements (including land improvements), 7-12 years for machinery and equipment and 3-5 years for furniture and fixtures. See Note 6, “Property, Plant and Equipment.”

The estimated useful lives of leasehold improvements are the lesser of the estimated life of the improvement or the term of the lease.

Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in the statement of operations.

Intangible assets primarily consists of patents and other intellectual property, trade names and trademarks, and customer relationships. Patents and other intellectual property are recorded at their estimated fair values at the time of acquisition and are being amortized over their estimated remaining useful lives, ranging from 4-20 years. Trade names and trademarks are being amortized from 18-25 years, customer relationships are being amortized over periods ranging from 7-15 years and supply agreements are being amortized over periods ranging from 10-15 years. See Note 7, “Intangible Assets, Net.”

The Company classifies depreciation and amortization in its combined statement of operations consistent with the utilization of the underlying assets as follows:

Year ended
(S in millions)	December 31, 2013
Cost of products sold	$94.7
Selling, general and administrative expenses (a)	29.3
Total depreciation and amortization	$124.0

(a)   Primarily consists of amortization costs.

Impairment Accounting - Long-lived tangible and intangible assets — These assets are reviewed each reporting period to determine if events or changes in circumstances have occurred indicating that the carrying value of the assets may not be recoverable. Such circumstances may include a significant adverse change in the manner in which a long-lived asset is used, a current-period operating or cash flow loss combined with projected and/or a history of operating or cash flow losses associated with the use of a long-lived asset, or changes in the expected useful life of the long-lived asset.

To determine the recoverability of long-lived tangible and other intangible assets, these assets are grouped at the lowest level for which there are identifiable cash flows that are independent from the cash flows of other assets, which could be at the individual asset level, the product line level, the plant level or the subsidiary level depending on the nature of the identifiable cash flows at our various subsidiaries. Recoverability of assets to be held and used is measured by comparing the carrying amount of the assets or asset group to the sum of future undiscounted net cash flows expected to be generated by the asset or asset group.

Management estimates future undiscounted cash flows using key assumptions of industry and market conditions, future sales volumes and prices, raw material and labor costs, and inflation rates. For the year ended December 31, 2013, there were no long-lived assets or asset groups that had a carrying value greater than the sum of corresponding undiscounted cash flows and therefore, we did not perform any applicable fair value calculations to measure any impairment loss.

If such assets are considered to be impaired, the impairment loss that would be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. To determine fair value, we would use our internal cash flow estimates discounted at an appropriate interest rate, third party appraisals, as appropriate, and/or market prices of similar assets, when available.

Financial Instruments—Management believes the carrying amount of financial instruments, including accounts receivable, accounts payable and debt, approximates fair value as described in Note 4, “Financial Instruments and Fair Value Measurements.”

Derivatives— All derivatives are recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized in earnings. The Company uses derivative instruments to manage its exposure to market risks associated with fluctuations in interest rates. See Note 4, “Financial Instruments and Fair Value Measurements” for the impact of the Company’s interest rate hedges. The Company does not enter into derivative contracts for trading purposes nor does it use leveraged or complex instruments.

Pension, Postemployment and Postretirement Costs— Defined benefit costs and liabilities and postretirement benefit costs and liabilities have been determined in accordance with accounting standards for retirement benefits. Postemployment benefit costs and liabilities have been determined in accordance with accounting standards for nonretirement postemployment benefits. See Note 12, “Employee Benefit Plans,” for further details.

Income Taxes —During the period presented, the Company’s U.S. legal entities did not file separate U.S. tax returns, as their operating results were included in the Rockwood consolidated U.S. federal tax return with other Rockwood entities. The Company does file separate foreign and state income tax returns for its legal entities except in one jurisdiction and two states where they are required to be included in a tax grouping of other Rockwood entities. The income tax provisions included in these financial statements were calculated using the separate return basis, as if the Company was a separate taxpayer.

With the exception of certain entities, the Company does not maintain taxes payable to/from its parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in “Parent Company Investment” within equity in the combined balance sheet.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits.

The Company records liabilities for uncertain tax benefits net of deferred tax assets associated with tax loss carryforwards for liabilities arising in the same year as the asset and for liabilities arising in different years from the asset, provided that the related tax loss can be carried back or forward to offset the liability.

Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryforward period available under the tax law. The Company’s policy is to consider the following sources of taxable income, which may be available under the tax law to realize a tax benefit for deductible temporary differences and carryforwards:

•               Future reversals of existing taxable temporary differences.

•               Future taxable income exclusive of reversing temporary differences and carryforwards.

•               Taxable income in prior carry back year(s) if carry back is permitted under the tax law.

•               Tax planning strategies that would, if necessary, be implemented to:

(1) Accelerate taxable amounts to utilize expiring carryforwards.

(2) Change the character of taxable or deductible amounts from ordinary income or loss to capital gain or loss.

(3) Switch from tax-exempt to taxable investments.

Evidence available about each of those possible sources of taxable income will vary between tax jurisdictions and, possibly, from year to year. To the extent evidence about one or more sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, the Company’s policy is that other sources need not be considered. Consideration of each source is required, however, to determine the amount of the valuation allowance that may be required to be recognized for deferred tax assets.

For any specific jurisdiction where a history of three years of cumulative losses has occurred or where there has been a substantial change in the business (e.g., a major acquisition or divestiture); the Company does not rely on projections of future taxable income as described above. Instead, the Company determines its need for a valuation allowance on deferred tax assets, if any, by determining a normalized cumulative taxable income amount over the last three years, adjusted for acquisitions or divestitures if necessary. The Company will also consider the following positive evidence in the above scenarios, if present:

•            Existing contracts or firm sales backlog that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures.

•            An excess of appreciated asset value over the tax basis of the entity’s net assets in an amount sufficient to realize the deferred tax asset.

Comprehensive Income—Comprehensive income includes net income and the other comprehensive income components, which include unrealized gains and losses from foreign currency translation and pension-related adjustments that are recorded directly into a separate section of Parent company equity in the balance sheet. Foreign currency translation amounts are not adjusted for income taxes since they relate to indefinite life investments in non-U.S. combined international entities. See Note 14, “Accumulated Other Comprehensive Income.”

Accounting for Environmental Liabilities—In the ordinary course of business, the Company is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup and site reclamation costs. The Company’s policy has been to accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. If the aggregate amount of the obligation and the amount and timing of the cash payments for a site are fixed or reliably determinable, the liability is discounted. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. In some matters, the Company may share costs with other parties. The Company does not include anticipated recoveries from insurance carriers or other third parties in its accruals for environmental liabilities.

Stock-Based Compensation— Rockwood sponsors stock-incentive plans in which certain employees of the Company participate. As the stock-based compensation plans are Rockwood plans, amounts have been recognized through Parent company equity on the combined balance sheet.

Stock-based compensation awards issued to employees since 2010 relate to market-based and performance-based restricted stock units. Stock-based compensation costs are recognized within selling, general and administrative costs at fair value over the requisite service period on a straight-line basis. The calculated compensation cost is reduced by a forfeiture rate based on an estimate of awards not expected to vest. The fair value of restricted stock units was estimated on the date of grant using the Monte Carlo simulation model as they are tied to market conditions. See Note 11, “Stock-based Compensation” for further details.

Recently Issued Accounting Standards:

In February 2013, the FASB issued an ASU that addressed the reporting of amounts reclassified out of accumulated other comprehensive income (loss). The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income (loss), but will require companies to present the effects of the line items of net income of significant amounts reclassified out of accumulated other comprehensive income (loss). This ASU has been adopted in these financial statements and did not have a material impact.

In February 2013, the FASB issued an ASU that addressed obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. This ASU is effective for the Company in its first quarter beginning January 1, 2015 and is not expected to have a material impact on the Company’s financial statements.

In March 2013, the FASB issued an ASU that addressed the release of the cumulative translation adjustment (CTA) into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business. This ASU requires a parent to release any related CTA into net income only if the sale results in the complete or substantially complete liquidation of the foreign entity. This practice is consistent with the Company’s previous accounting policy and will not have an impact on the Company’s financial statements. This ASU is effective for the Company in its first quarter beginning January 1, 2015.

In July 2013, the FASB issued an ASU that eliminates diversity in practice for presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryfoward is available to reduce the taxable income or tax payable that would result from disallowance of a tax position. Under this ASU, an entity must present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryfoward except when: an NOL carryforward, a similar tax loss, or a tax credit carryfoward is not available as of the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position; and the entity does not intend to use the deferred tax asset for this purpose. This ASU is effective for the Company in its first quarter beginning January 1, 2015 and is not expected to have a material impact on the Company’s financial statements.

2.                   RELATED PARTY TRANSACTIONS:

Trade Activity

In the ordinary course of business, the Company has engaged in transactions with certain related parties. The Company had sales to Rockwood and its affiliates of $4.8 million for the year ended December 31, 2013. Purchases from Rockwood and its affiliates, primarily related to insurance, were $22.3 million for the year ended December 31, 2013. The Company had amounts due from Rockwood and its affiliates of $1.2 million as of December 31, 2013, and amounts due to Rockwood and its affiliates of $1.5 million as of December 31, 2013.

Allocation of General Corporate Overhead

These combined statement of operations include expense allocations for certain expenses related to centralized functions historically provided to the Company by Rockwood, including general expenses related to centralized functions such as executive oversight, risk management, information technology, treasury, tax, legal, human resources, internal and external audit and accounting. These allocations are based on specific identification, the percentage of the Company’s net sales and headcount to the respective total Rockwood net sales and headcount. These allocations are reflected in selling, general and administrative expenses in the combined statement of operations and totaled $23.9 million for the year ended December 31, 2013. Further discussion of allocations is included in Note 1,”Basis of Presentation and Significant Accounting Policies.”

Parent Company Equity

The majority of the Company’s subsidiaries are party to Rockwood’s cash concentration arrangements with four financial institutions to maximize the availability of cash for general operating and investing purposes. Under two of the cash concentration arrangements, cash balances are swept daily from the Company’s accounts into Rockwood’s concentration accounts. At December 31, 2013 the Company’s payable to Rockwood resulting from the cash concentration arrangements was $65.8 million. The resulting payable to Rockwood at the end of each reporting period are reflected in “Parent company investment” in the equity section on the combined balance sheet.

In addition to cash concentration arrangements, the net transfers to and from Rockwood were general financing activities, cash transfers for acquisitions, investments and various allocations from Rockwood. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity. Intercompany funding with Rockwood and related interest expense has not been reflected in the combined financial statements and are included as a component of “Parent company investment” in the combined balance sheet.

Titanium Dioxide Venture

On February 15, 2013, Rockwood acquired Kemira’s 39% interest in the Titanium Dioxide Venture for a purchase price of €97.5 million ($130.3 million based on the rate in effect on the date of purchase). As a result, Rockwood now owns 100% of the Titanium Dioxide Venture. The acquisition of Kemira’s 39% interest is shown as a component of “Parent company investment” in the Company’s combined balance sheet.

In conjunction with the formation of the former Titanium Dioxide Venture in September 2008, the Titanium Dioxide Venture entered into a long-term agreement expiring in August 2018 to purchase steam and electricity (“energy”) from Kemira. The Titanium Dioxide Venture purchased $45.4 million of energy from Kemira during 2013. As of December 31, 2013, $6.1 million was due to Kemira for energy purchases. In 2009, the Titanium Dioxide Venture also made a contractual advance of $16.0 million in connection with this agreement. Minimum annual payments under the energy agreement are approximately $15.8 million per year. The Company has a non-interest bearing note receivable from its former Titanium Dioxide Venture partner in the amount of $29.4 million that is due in August 2028 with a carrying value of $7.4 million in the combined balance sheet as of December 31, 2013. Interest is imputed at an effective rate of 8.96%. The fair value of the note receivable is approximately $13.6 million at December 31, 2013.

Further, as part of the formation of the former Titanium Dioxide Venture, the Titanium Dioxide Venture entered into a long-term supply agreement for the sale of certain raw materials to Kemira that are manufactured by the venture. The term of this contract expires in December 2015. Transactions between the Titanium Dioxide Venture and Kemira consisted of sales to Kemira of $3.5 million in 2013, and amounts due from Kemira of $0.8 million as of December 31, 2013.

Viance Joint Venture

In conjunction with the formation of the Viance joint venture between CSI and Dow, Viance entered into certain related party transactions. Viance does not own manufacturing facilities, and as a result, relies on the members of the joint venture to provide substantially all production requirements. In addition, the members sell products to Viance.

3.                   VARIABLE INTEREST ENTITIES:

Viance Joint Venture

The Viance joint venture provides an extensive range of advanced wood treatment technologies and services to the global wood treatment industry. The Company has concluded that it is the primary beneficiary of Viance and as such has combined the joint venture. This conclusion was made as the Company has the obligation to absorb losses of Viance that could potentially be significant to Viance and/or the right to receive benefits from Viance that could potentially be significant to Viance. In addition, the Company has the power to direct the activities of Viance that most significantly impact Viance’s performance, as Viance does not own manufacturing facilities. As a result, Viance primarily relies on the Company to provide product and distribution requirements through a supply agreement.

At December 31, 2013, no combined assets of the Company were pledged as collateral for any obligations of Viance and the general creditors of Viance had no recourse against the Company. Viance’s assets can only be used to settle direct obligations of Viance.

The carrying values of the assets and liabilities of the Viance joint venture included in the combined balance sheet are as follows:

As of
December 31, 2013
Cash	$2.9
Other current assets	8.6
Total current assets	11.5
Other intangible assets, net	51.7
Other assets	1.7
Total assets	$64.9

Total liabilities	$3.6

Titanium Dioxide Venture

In September 2008, Rockwood completed the formation of the Titanium Dioxide Venture that focuses on specialty titanium dioxide pigments. The Titanium Dioxide Venture includes the combination of the Company’s titanium dioxide pigments and functional additives businesses, including its production facility in Duisburg, Germany, and Kemira’s titanium dioxide business, including Kemira’s titanium dioxide plant in Pori, Finland. The Company has not identified significant variable interests in this venture and accordingly has concluded that this venture does not meet the definition of a variable interest entity (“VIE”). The Company owned 61% of the Titanium Dioxide Venture and combined it based on the “voting interest” model given its majority ownership and ability to control decision making. Kemira only has certain “protective rights” to limit Rockwood’s control.

In conjunction with this venture, there is a power plant that is legally owned and operated by a Finnish power cooperative (“PVO”). Kemira is a cooperative participant and has an indirect interest in the power plant via ownership of a special share class. The venture utilizes the majority of power supplied. This power plant was determined to be a VIE as the equity holders of the power plant as a group (including Kemira) lack the ability to influence decision making since PVO effectively controls the power plant. It was determined that Rockwood and Kemira jointly form the primary beneficiary of the power plant. The Titanium Dioxide Venture has a long-term agreement expiring in August 2018 to purchase steam and electricity (“energy”) from Kemira. Due to the terms of this agreement under which Kemira has the risks and benefits of the majority of the expected life of the power plant, the Company concluded that Kemira is the party most closely associated with the power plant and therefore is the primary beneficiary within the related party group. Accordingly, the Company does not consolidate the power plant. Apart from routine payables to Kemira or the PVO in connection with this agreement, no results or balances of the power plant are reflected in the Company’s financial statements. See Note 2, “Related Party Transactions” for more details regarding the energy agreement. On February 15, 2013, Rockwood acquired Kemira’s 39% interest in the Titanium Dioxide Venture for a purchase price of €97.5 million ($130.3 million based on the rate in effect on the date of purchase). As a result, Rockwood now owns 100% of the Titanium Dioxide Venture. Subsequent to the repurchase of Kemira’s 39% interest, the power plant will continue to be a VIE.

4.                   FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS:

Financial instruments include accounts receivable, accounts payable, debt instruments and derivatives. Due to their short term maturity, the carrying amount of receivables and payables approximates fair value. The Company has exposure to market risk from changes in interest rates. As a result, certain derivative financial instruments may be used when available on a cost-effective basis to hedge the underlying economic exposure. Changes in the fair value of derivatives that do not qualify for hedge accounting are recognized in earnings as they occur. Derivative financial instruments are not used for trading purposes.

Interest Rate Swaps Not Designated as Hedging Instruments

In June 2012, the Company’s Titanium Dioxide Venture entered into a new facility agreement (See Note 8, “Long-Term Debt”) which requires the Titanium Dioxide Venture to convert 50% of the term loan balances from variable to fixed interest rates for a period of two years.

To comply with the requirement to convert 50% of the term loan balances from variable to fixed interest rates, the Titanium Dioxide Venture entered into interest rate swaps (“New Swaps”) in July 2012 with an aggregate notional amount of €400.0 million. The New Swaps mature in September 2014. The Company has not applied hedge accounting for these interest rate swaps and has recorded the mark-to-market adjustment of these derivatives as a component of interest expense in its combined statement of operations. The Company may in the future consider adjusting the amounts covered by these derivative contracts to better suit its capital structure and may allow all or a portion of these swaps to lapse, enter into replacement swaps or settle these swaps prior to expiration.

Prior to executing the new facility agreement, the Titanium Dioxide Venture had entered into interest rate swaps to manage its exposure to changes in interest rates related to certain variable-rate debt. These contracts effectively converted all of the obligations under the Titanium Dioxide Venture’s term loan facility to fixed rate obligations. In July 2012, these interest rate swaps were terminated and the fair market value of these swaps was transferred into the New Swaps. As a result of the repayment of all borrowings under the Titanium Dioxide facility agreement in March 2013, the Titanium Dioxide Venture terminated the outstanding interest rate swaps, resulting in a payment of €3.0 million ($3.9 million based on exchange rates in effect on the date of transaction). See Note 8, “Long-term Debt” for further details.

All financial instruments, including derivatives, are subject to counterparty credit risk which is considered as part of the overall fair value measurement.  Counterparty credit risk is mitigated by entering into derivative contracts with only major financial institutions of investment grade quality and by limiting the amount of exposure to each financial institution. No counterparty has experienced a significant downgrade in 2013 and the combined financial statements would not be materially impacted if any counterparties failed to perform according to the terms of its agreement. Under the terms of the agreements, posting of collateral is not required by any party whether derivatives are in an asset or liability position.

The following table provides the gains and losses reported in the combined statement of operations for the year ended December 31, 2013:

	Amount of Gain or (Loss)
	Recognized in
	Income on Derivatives	Location of Gain or (Loss)
($ in millions)	Year ended December 31, 2013	Recognized in Income on
Derivatives Not Designated as Hedging Instruments:
Interest rate contracts	$0.9	Interest expense
Total derivatives	$0.9

The Company follows a fair value measurement hierarchy to measure assets and liabilities. The Company did not have any liabilities measured at fair value on a recurring basis as of December 31, 2013. In addition, the Company measures its pension plan assets at fair value (see Note 12, “Employee Benefit Plans,” for further details). The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy as follows:

Level 1 —                Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 —                Inputs are directly or indirectly observable, which include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means. The fair values of derivatives are based on quoted market prices from various banks for similar instruments. The valuation of these instruments reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including forward curves.

Level 3 —                Inputs are unobservable inputs that are used to measure fair value to the extent observable inputs are not available. The Company does not have any recurring financial assets or liabilities that are recorded on its combined balance sheet as of December 31, 2013 that are classified as Level 3 inputs.

Note Receivable

The Company has a non-interest bearing note receivable from its former Titanium Dioxide Venture partner in the amount of $29.4 million that is due in August 2028 with a carrying value of $7.4 million in the combined balance sheet as of December 31, 2013. The fair value of the note receivable is approximately $13.6 million at December 31, 2013, and is categorized as Level 3 in the fair value hierarchy. The fair value is determined based on an internally developed valuation that uses current interest rates in developing a present value of the receivable.

5.                   INVENTORIES:

Inventories are comprised of the following:

As of
($ in millions)	December 31, 2013
Raw materials	$142.0
Work-in-process	26.1
Finished goods	249.1
Packaging materials	3.2
Total	$420.4

6.                   PROPERTY, PLANT AND EQUIPMENT, NET:

Property, plant and equipment, net is comprised of the following:

As of
($ in millions)	December 31, 2013
Land	$52.9
Buildings and improvements, including land improvements	297.1
Machinery and equipment	1,042.7
Furniture and fixtures	53.2
Construction-in-progress	125.3
Property, plant and equipment, at cost	1,571.2
Less accumulated depreciation	(807.6)
Property, plant and equipment, net	$763.6

Depreciation expense of property, plant and equipment was $98.2 million for the year ended December 31, 2013.

7.                   INTANGIBLE ASSETS, NET:

	As of December 31, 2013
	Gross
	Carrying	Accumulated
($ in millions)	Amount	Amortization	Net
Patents and other intellectual property	$160.1	$(75.9)	$84.2
Trade names and trademarks	39.6	(14.0)	25.6
Customer relationships	125.9	(62.1)	63.8
Supply agreements	48.2	(25.4)	22.8
Other	16.9	(12.7)	4.2
Total	$390.7	$(190.1)	$200.6

Amortization of other intangible assets was $25.8 million for the year ended December 31, 2013.

Estimated amortization expense for each of the five succeeding fiscal years is as follows:

($ in millions)	Amortization
Year ending	Expense
2014	$26.3
2015	25.8
2016	24.2
2017	23.0
2018	21.9

Goodwill — The Company does not have any goodwill recorded as of December 31, 2013, as it recorded a full impairment charge of $642.3 million in the fourth quarter of 2008.

8.                   LONG-TERM DEBT:

Long-term debt is summarized as follows:

As of
($ in millions)	December 31, 2013
Capitalized lease obligations	$3.1
Other loans	5.4
Total	8.5
Less current maturities	(3.2)
Total long-term debt	$5.3

Maturities of long-term debt are as follows:

($ in millions)
2014	$3.2
2015	1.1
2016	1.0
2017	0.4
2018	0.2
Thereafter	2.6
Total	$8.5

Titanium Dioxide Venture term loans and revolving credit facility

In June 2012, the Company’s Titanium Dioxide Venture, Sachtleben GmbH, entered into a new facility agreement, consisting of €190.0 million of term loan A, €200.0 million of term loan B and a €30.0 million revolving credit facility. In March 2013, the Company prepaid all of its outstanding borrowings under its Titanium Dioxide Pigments facility agreement using cash on hand and contributions from Rockwood. The aggregate amount prepaid was €394.5 million ($512.4 million), consisting of €190.0 million ($246.8 million) of term loan A, €200.0 million ($259.8 million) of term loan B and a €4.5 million ($5.8 million) revolving credit facility. The U.S. dollar amounts above were all based on the exchange rate in effect on the date of payment. In connection with this prepayment, the Company recorded a charge of $17.2 million related to the write-off of deferred financing costs. In addition, as a result of the prepayment, Rockwood has an outstanding bank guarantee of €25.5 million ($33.6 million) related to a Titanium Dioxide Pigments defined benefit pension obligation in Finland that was previously secured by the Titanium Dioxide Pigments facility agreement.

Other loans

The Company has Euro-denominated loan facilities that provide aggregate outstanding borrowings of approximately €2.3 million ($3.2 million) as of December 31, 2013. As of December 31, 2013, these loans mature in 2019 and bear annual interest rates ranging up to 5.00%. In addition, the Company has a loan facility denominated in Chinese Renminbi providing for borrowings of an aggregate U.S. dollar equivalent amount of $2.2 million as of December 31, 2013. This loan matures in 2015 and bears an annual interest rate of

3.00%.

As of December 31, 2013, the weighted average interest rate for the Company was 4.96%, excluding deferred financing costs.

9.                   INCOME TAXES:

During the periods presented, the Company’s U.S. legal entities did not file separate U.S. federal tax returns, as their operating results were included in the Rockwood consolidated U.S. federal tax return with other Rockwood entities. The Company does file separate foreign and state income tax returns for its legal entities except in one jurisdiction and two states where they are required to be included in a tax grouping of other Rockwood entities. The income tax provisions included in these combined financial statements were calculated using the separate return basis, as if the Company was a separate taxpayer. With the exception of certain dedicated entities, the Company did not maintain taxes payable to/from its parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in “Parent Company Investment” within equity in the combined balance sheet.

Loss before income taxes is as follows:

Year ended
($ in millions)	December 31, 2013
United States	$(4.2)
Foreign	(61.7)
Total	$(65.9)

The benefit for taxes on loss consisted of the following:

Year ended
($ in millions)	December 31, 2013
Current income tax expense:
Federal	$0.2
State	0.6
Foreign	3.6
4.4
Deferred income tax expense:
Federal	0.1
State	0.6
Foreign	(16.7)
(16.0)
Total benefit for taxes	$(11.6)

Changes in tax rates impact the tax benefit in the year a rate change is enacted.

Deferred income taxes are provided for the effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts recognized for income tax purposes. The deferred tax assets and liabilities are determined on a jurisdictional basis by applying the enacted relevant tax rate in the year in which the temporary difference is expected to reverse.

The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

As of
($ in millions)	December 31, 2013
Current deferred income tax assets, net:
Allowance for doubtful accounts	$0.4
Restructuring	0.7
Derivative instruments	(0.3)
Other current reserves and accruals	2.4
Valuation allowance	(1.5)
Total current deferred income tax assets, net	1.7
Noncurrent deferred income tax assets:
Investment basis difference	50.7
Pension and postretirement benefits	39.0
Tax loss carryforwards and credits	64.4
Other noncurrent reserves and accruals	5.5
Foreign exchange on debt	0.1
Other	1.9
Valuation allowance	(49.1)
Total noncurrent deferred income tax assets	112.5
Noncurrent deferred income tax liabilities:
Goodwill and other intangibles	(23.2)
Property, plant and equipment	(38.2)
Total noncurrent deferred income tax liabilities	(61.4)
Net deferred income tax asset	$52.8

Reconciliations of the U.S. statutory income tax rate to the effective tax rate are as follows:

Year ended
December 31, 2013
Federal statutory rate	35.0%
State taxes, net of federal effect	0.8
Foreign/U.S. tax differential	(14.5)
Increase in valuation allowance	(8.6)
Noncontrolling interest	1.2
Other	3.7
Effective tax rate	17.6%

The 2013 effective tax rate was lower than the U.S. statutory rate of 35% primarily due to a beneficial foreign earnings mix of (14.5)% primarily in Finland, Germany and the U.K., as well as an increase in the valuation allowance of (8.6)% on a loss before taxes, primarily in the U.S.

As of December 31, 2013, the Company has domestic and foreign corporate tax loss carryforwards (excluding state and local amounts) of approximately $149.5 million, of which $23.6 million expire through 2017, $41.5 million expire through 2033 and $84.4 million which have no current expiration date. The Company has $8.4 million of federal capital loss carryforwards which expire in 2014. Additionally, the Company has U.S. state and local tax loss carryforwards of $101.7 million, of which $1.4 million expire through 2018, $4.8 million expire through 2028 and $95.5 million expiring in years through 2033. The state capital loss carryforwards of $8.4 million expire in 2014. As a result of preparing the tax provision as if the carve-out group is a separate taxpayer, certain deferred tax assets related to net operating loss carryforwards that were recorded on the carve-out balance sheet for the year ended December 31, 2013 were already used by other members of the Rockwood group to reduce taxes payable in those years. As a consequence, the net operating loss carryforwards are not tax attributes that would carryforward to an acquirer of the carve-out group.

The acquirer of the carve-out group will also not receive any of the domestic or German net operating loss carryforwards as these amounts will be retained by the seller.

The worldwide valuation allowance increased by $6.9 million to $50.6 million at December 31, 2013. The valuation allowance as of December 31, 2013 was attributable to deferred tax assets related to certain items, such as tax loss carryforwards in China, federal and certain states in the United States for which it was more likely than not that the related tax benefits would not be realized.

A table reflecting the activity in the valuation allowance is as follows:

Year ended
($ in millions)	December 31, 2013
Balance, January 1	$43.8
Increase as reflected in income tax expense	7.6
Other	(0.8)
Balance, December 31	$50.6

Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested.

The Company records liabilities for potential tax assessments upon tax authority audit of its returns in various tax jurisdictions. The liabilities relate to tax return positions which, although supportable by the Company, may be challenged by the tax authorities. The Company adjusts these liabilities as a result of changes in tax legislation, interpretations of laws by Courts, rulings by tax authorities, changes in estimates and the closing of the statute of limitations. The Company’s effective tax rate in any given year includes the impact of any changes to these liabilities. Favorable resolution of an issue would generally be recognized as a reduction to the Company’s annual effective tax rate.

The Company has classified uncertain tax positions as non-current income tax liabilities (other liabilities) unless expected to be paid within one year. As of December 31, 2013, the total amount of unrecognized tax benefits was $4.4 million. A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits, which excludes interest and penalties, is as follows:

($ in millions)	2013
Unrecognized tax benefits at January 1	$4.0
Increases in tax positions for prior years	0.4
Unrecognized tax benefits at December 31	$4.4

The Company recognizes interest and penalties related to unrecognized tax benefits in its income tax provision. The Company had accrued liabilities of $0.5 million for interest and penalties as of December 31, 2013.

In accordance with the Company’s policy, where tax losses can be carried back or forward to offset liabilities for uncertain tax benefits, deferred tax assets associated with such tax losses are netted against liabilities for such uncertain tax benefits. This policy results in a $0.5 million reduction in both liabilities and deferred tax assets as of December 31, 2013. The Company has unrecognized tax benefits, net of deferred tax assets in respect of tax losses, of $3.9 million as of December 31, 2013.

The unrecognized tax benefits of $3.9 million as of December 31, 2013, would, if recognized, benefit the effective tax rate.

The Company is currently under audit in certain jurisdictions and during the next twelve months, it is reasonably possible that resolution of these audits could result in no change. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

The Company would be subject to taxation in the U.S., various states, and foreign jurisdictions. The Company’s tax filings in its major jurisdictions are open to investigation by tax authorities; in the U.S. from 2010, in the U.K. from 2012 and in Germany from 2008.

10.            OPERATING LEASE OBLIGATIONS:

The following is a schedule of minimum future rentals under the terms of noncancelable operating leases as of December 31, 2013:

($ in millions)
Years ended December 31:
2014	$3.4
2015	2.8
2016	1.6
2017	1.1
2018	0.4
Thereafter	0.1
Total	$9.4

Rent expense under all operating leases was $15.8 million for the year ended December 31, 2013. Rent escalations and other lease concessions are reflected on a straight-line basis over the minimum lease term. Minimum future rentals include the effect of any index or rate that was applicable at lease inception.

11.            STOCK-BASED COMPENSATION:

Rockwood sponsors stock-incentive plans in which certain employees of the Company participate. As the stock-based compensation plans are Rockwood plans, amounts have been recognized through Parent company equity on the combined balance sheet. In April 2009, Rockwood adopted the 2009 Stock Incentive Plan (the “Plan”; together with the previous plans, the “Plans”), which has 11,000,000 authorized shares. All equity awards granted after this date are being awarded under the Plan.

The aggregate compensation cost for stock options and restricted stock units, as discussed below, was $2.2 million for the year ended December 31, 2013. The stock-based compensation expense relates to the fair value of awards associated with employees of the Company.

Restricted Stock Units—In December 2012, Rockwood awarded market-based and performance-based restricted stock units to its management and key employees as long as the employee continues to be employed by the Company on the vesting date and upon the achievement of certain performance targets approved by Rockwood’s Compensation Committee. The terms of the awards are as follows:

	Number of	Vesting
Award Date	Awards	Date	Market Performance Period (a)
December 2012	63,071	January 1, 2016	January 1, 2013 to December 31, 2015

There were no restricted stock units awarded to employees of the Company in 2013.

For each award date, the market-based restricted stock units vest based on the percentage change in the price of the Company’s stock over the market performance period and the performance-based restricted stock units vest based upon the Company’s total shareholder return as compared to the total shareholder return for the DOW Jones U.S. Chemical Index over the market performance period.

The Company specified a “target amount” of market-based restricted stock units and performance-based restricted stock units, whereby if the specified performance target is met, shares of the Company’s common stock would be awarded upon vesting of these units. However, these awards provide the employee with the possibility of earning from 0% to 150% of the targeted amounts granted based upon performance.

The Company began recognizing compensation expense for the restricted stock units awarded in December 2012 in January of 2013 because the performance targets that formed the basis for vesting of these awards were not available as of December 31, 2012. The fair value of these market-based restricted stock units was estimated on the date of grant using the Monte Carlo simulation model as they are tied to market conditions. The model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the grant and calculates the fair value for the awards.

The fair value of market-based restricted stock units awarded in the year ended December 31, 2012 used the assumptions noted in the following table:

2012
Expected volatility	43%
Risk-free rate	0.4%

The compensation cost related to restricted stock units of the Company caused income from continuing operations before taxes to decrease by $2.1 million for the year ended December 31, 2013. The total tax benefit recognized related to restricted stock was $0.7 million for the year ended December 31, 2013. The weighted average grant date fair value of the restricted shares granted in 2012 was $50.12 per stock unit. As of December 31, 2013, there was $2.6 million of unrecognized compensation cost related to restricted stock units, which is expected to be recognized over a weighted-average period of approximately 1.8 years. No restricted stock units vested in 2013.

A summary of the status of nonvested restricted stock units granted to employees of the Company pursuant to the Plan at December 31, 2013 and changes during the year ended December 31, 2013 is presented below:

		Weighted
		Average
	Shares	Fair Value
	(‘000)
Nonvested at December 31, 2012	154	$50.42
Cancelled	(10)	50.45
Nonvested at December 31, 2013	144	$50.42

Stock Options—Stock options granted to employees under the Plans shall have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant. The Company did not grant any stock options to employees in 2013.

Stock options granted in 2004 or prior years have a life of ten years from the date of grant and are fully vested. Stock options granted after 2004 typically have a life of seven years and vest in three equal annual installments on each of the first three anniversaries of December 31 of the year granted.

The total intrinsic value of stock options exercised during the year ended December 31, 2013 was $4.7 million. Cash received from option exercises during 2013 was $2.3 million. The total tax benefit realized from options exercised was $1.3 million for the year ended December 31, 2013.

A summary of the status of the Company’s options granted pursuant to the Plan at December 31, 2013 and changes during the year ended December 31, 2013 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
	(‘000)		(years)	($ in millions)
Outstanding at December 31, 2012	171	$20.84
Exercised	(113)	20.18
Outstanding at December 31, 2013	58	$22.13	1.7	$2.9

All outstanding options are fully vested as of December 31, 2013.

12.            EMPLOYEE BENEFIT PLANS:

The Company maintains various defined benefit pension plans, which cover certain employees in the U.S., Germany, Finland and other countries. In Germany, plan obligations include the provision of postretirement benefits covering private health insurance premiums. One U.S. subsidiary provides certain retirees with healthcare and life insurance.

Funding requirements and investment policies for the Company’s various defined benefit plans are governed by local statutes and fiduciary standards outlined below.

The following tables summarize the benefit obligations, plan assets and the funded status of the pension plans, along with the amounts recognized in the combined balance sheet and the weighted average assumptions used.

	Pension Benefits
	U.S. Plans	Non-U.S. Plans
($ in millions)	2013	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$8.9	$341.3
Service cost	0.3	6.2
Interest cost	0.3	10.1
Actuarial loss	(0.9)	(33.2)
Benefits paid	(0.3)	(15.2)
Foreign exchange loss	—	13.1
Other	—	(0.1)
Benefit obligation at end of year	$8.3	$322.2
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$5.5	$122.2
Actual return on assets	0.6	5.0
Employer contributions	0.4	1.3
Benefits paid from fund	(0.3)	(11.6)
Foreign exchange gain	—	4.9
Other	—	(0.2)
Fair value of plan assets at end of year	$6.2	$121.6
Funded status (a) (b)	$(2.1)	$(200.6)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$—	$(0.8)
Noncurrent liabilities (b)	(2.1)	(199.8)
Net amount recognized	$(2.1)	$(200.6)
Amounts recognized in accumulated other comprehensive income:
Net actuarial losses	$0.9	$60.0
Prior service cost	0.1	0.2
Accumulated other comprehensive loss	$1.0	$60.2
Accumulated benefit obligation	$8.3	$307.2

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	4.57%	3.51%
Rate of compensation increase	N/A	3.00%

(a)              The Company’s overall unfunded position in our defined benefit plans as of December 31, 2013 is $202.7 million and the funded status of our plans is 39%. However, 60% of our unfunded position is concentrated in plans mostly in Germany, where funding is neither legally required nor customary. When only the plans that have funding requirements are considered, the unfunded portion is $81.8 million and the funded status is 59%. The funding of our pension plans was in compliance with local requirements as of December 31, 2013.

(b)               Balances include $0.5 million as of December 31, 2013, related to certain German defined benefit obligations which are reported as “Other Liabilities” in the combined balance sheet. Balances do not include $2.7 million as of December 31, 2013, representing postretirement medical benefit plans which are reported within “Pension and Related Liabilities” in the combined balance sheet.

	U.S. Plans	Non-U.S. Plans
($ in millions)	2013	2013
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	3.67%	3.25%
Expected return on plan assets (a)	5.75%	5.36%
Rate of compensation increase	N/A	3.03%
Components of net pension benefit costs:
Service cost	$0.3	$6.2
Interest cost	0.3	10.1
Expected return on assets	(0.3)	(5.3)
Net amortization of actuarial losses	0.5	8.6
Amortization of prior service cost	0.2	—
Total pension cost	$1.0	$19.6

(a)               The long-term rate of return on assets listed above is the average of expected returns developed for each plan weighted by each plan’s assets, as of January 1 of the year measured. Rates of return have been estimated based on various asset-appropriate price and yield indices, adjusted for projected inflation and long-term dividend growth.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

($ in millions)	U.S . Plans	Non-U.S. Plans
2014	$0.3	$16.1
2015	0.5	15.7
2016	0.5	16.5
2017	0.5	16.7
2018	0.5	17.0
Years 2019 - 2023	2.6	86.9
Expected employer contributions to plan assets:
2014	$0.4	$1.3

Recognition of actuarial losses—In 2014, the Company expects to recognize $4.3 million of previously unrecognized actuarial losses.

Other postretirement benefits—The Company had liabilities of $2.7 million as of December 31, 2013related to other postretirement benefit plans reported as “Pension and Related Liabilities” in the combined balance sheet. Related plan expenses were $0.2 million in 2013.

Plans with accumulated benefit obligations in excess of plan assets—Substantially all of the Company’s defined benefit plans all had accumulated benefit obligations in excess of plan assets.

Plans with projected benefit obligations in excess of plan assets—The Company’s defined benefit plans all had projected benefit obligations in excess of plan assets.

Contributions—During the year ended December 31, 2013, the Company made contributions of approximately $1.7 million to its defined benefit pension trusts and an additional $3.6 million in benefit payments directly to plan participants. For 2014, the Company expects to make payments of approximately $1.7 million as contributions to pension trusts plus benefit payments directly to plan participants of approximately $4.0 million.

Investment policies and strategies—The Company’s plans have varying statutory and plan governance requirements. For example, U.S. plan investments are generally limited to mutual funds. Although the Company has representatives of local management involved in the governance of all plans, some plans or statutes also have representation by workers, employee unions, and/or corporate-level executives.

Plans in Finland and the U.S. represent approximately 90% of total plan assets. In these countries, the general investment objectives are to maximize the expected return on the plans’ assets without unduly prejudicing the security of the members’ accrued benefits and with sufficient liquidity to meet current plan cash flow requirements. As each plan is locally governed, asset allocations may vary between plans. Most plans do not have fixed targets but vary their investment allocations based on plan trustees’ consultation with professional investment advisors as to whether these allocations remain appropriate in light of relative investment performance and risk and/or actuarial changes related to plan participants. The following table presents the weighted-average of the plans’ targeted investment allocations in 2013 as well as the actual weighted-average investment allocations as of December 31, 2013:

	U.S. Plans		Non-U.S. Plans
	Target	2013	Target	2013
Cash and cash equivalents	5%	1%	8%	12%
Equity securities	40	49	11	14
Fixed income	55	50	67	61
Insurance contracts, real estate and other	—	—	14	13

The following table presents the Company’s plan assets using the fair value hierarchy as of December 31, 2013. See Note 4, “Financial Instruments and Fair Value Measurements,” for descriptions of the Company’s fair value hierarchy levels. The Company does not have any employee benefit plan assets that are classified as Level 3 inputs as of December 31, 2013. The Company has not been informed by its investment managers of any changes in valuation techniques or inputs during the periods presented.

	Fair Value Measurements
	As of December 31, 2013
(in millions)	Total	Level 1	Level 2
Cash and cash equivalents	$14.7	$13.3	$1.4
Equity securities:
Domestic large-cap growth (a) (b)	2.7	—	2.7
International large-cap growth (a)	3.5	0.5	3.0
Other equity funds	13.8	2.6	11.2
Fixed income securities:
Domestic government bonds (a) (b)	3.6	—	3.6
International government bonds (a)	5.7	—	5.7
Corporate bonds (a)	44.4	—	44.4
Plan sponsor	—	—	—
Other bond funds	3.9	3.0	0.9
Other	19.0	—	19.0
Other investments:
Insurance contracts	0.7	—	0.7
Real estate investment funds	10.0	—	10.0
Other	5.8	—	5.8
Total	$127.8	$19.4	$108.4

(a)               Represents a direct investment or mutual pooled fund.

(b)               “Domestic” refers to investments in the plan’s home country. Most plan assets are located in Finland, the U.S. or Germany.

Level 1

Direct investments in publicly traded equity and debt securities are valued at quoted market prices. Similarly, mutual funds are public investment vehicles valued at quoted market prices, which represent the net asset value (“NAV”) of the shares held.

Level 2

Most of the Company’s Level 2 investments are funds valued at NAV provided by investment managers. Investments that do not meet the criteria for Level 1, but are redeemable at NAV within 90 days of the measurement date are classified as Level 2. Investments with longer time horizons for redemption are evaluated individually based on specific facts and circumstances with the rebuttable presumption that such investments should be classified as Level 3.

Direct investments in corporate and government bonds that are not actively traded are based on institutional bid evaluations using proprietary models that are derived from observable inputs. Commingled and proprietary funds are valued at unit or net asset values provided by investment managers, which are based on the fair value of the underlying investments utilizing public information, independent external valuation from third-party services, third-party advisors, or standard bond or other investment valuation models. Insurance contracts are valued as reported by the issuer, typically either using cash surrender value, and the amount a plan would receive if a contract was cashed out at year end, or based on the present value of the expected future cash flows. Participations in real estate funds are valued at net asset value as determined by the fund manager using directly and indirectly observable inputs including comparable asset values and lease-rental cash flows. The plan sponsor loan is valued at its principal amount, consistent with its valuation in the Company’s combined financial statements.

Other Retirement Benefit Plans

Savings Plans—The Company sponsors various defined contribution plans for certain employees. Contributions under the plans are based on specified percentages of employee compensation. In aggregate, the Company’s contributions to these plans were $3.4 million in 2013.

Multiemployer Plans— During 2013, the Company participated in three multiemployer plans. Two of these plans were located in Germany and one in the U.S. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•                  Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•                  If a participating employer stops contributing to the plan, the unfunded obligation of the plan may be borne by remaining participating employers.

•                  If the Company chooses to stop participating in a U.S. multiemployer plan, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a “withdrawal liability.”

The Company’s contribution to these plans is outlined in the table below:

Year ended
Pension Fund	December 31, 2013
Pensionskasse Dynamit Nobel Versicherungsverein auf Gegenseitigkeit, Troisdorf (“DN Pensionskasse”)	$2.2
Bayer-Pensionskasse Versicherungsverein auf Gegenseitigkeit, Leverkusen (“Bayer Pensionskasse”)	1.7
U.S. Plans	0.1
Total	$4.0

DN Pensionskasse

The Company’s contributions to the DN Pensionskasse represented approximately 55% of the Company’s total multiemployer contributions in 2013 (see table above) and represented approximately 15% of the total contributions received by the DN Pensionskasse in the year ended December 31, 2013 (other Rockwood affiliates represented approximately 20% of the total contributions received by the DN Pensionskasse).

The DN Pensionskasse provides monthly payments in the case of disability, death or retirement. Additional information of the DN Pensionskasse is available in the public domain. Some participants in the plan are subject to collective bargaining arrangements, which have no fixed expiration date. The contribution and benefit levels are neither negotiated nor significantly influenced by these collective bargaining arrangements nor are benefit levels generally subject to reduction.

The DN Pensionskasse rules require that contributions are set by its Board to comply with the applicable German insurance law. This law requires that such plans be fully funded at all times. The DN Pensionskasse was fully funded as of December 31, 2012, the date the most recent information is publicly available. This funding level would correspond to the highest funding zone status (at least 80% funded) under U.S. pension regulation.

The DN Pensionskasse plan is subject to a financial improvement plan (“FIP”) which expires in at the end of 2014. The FIP calls for increased capital reserves to avoid future underfunding risk. In 2012, the Company’s contribution included a one-time payment of €0.1 million ($0.1 million) to ensure that the solvency requirements agreed upon in the FIP were met at the end of year end. In 2013, Rockwood provided a guarantee of €4.7 million ($6.5 million) to meet these solvency requirements based on a December 31, 2013 measurement date.

The majority of the Company’s contributions are tied to employees’ contributions, which are generally calculated as a percentage of base compensation, up to a certain statutory ceiling. Until the end of 2014 (end of the FIP), the Company will pay at least three times the employees’ contributions for longer-term employees. However, for employees starting after December 1, 2007, the Company’s contributions equal the employee contributions.

Since the plan liabilities need to be fully funded at all times according to local funding requirements, it is unlikely that the DN Pensionskasse plan will fail to fulfill its obligations, however, in such an event, the Company is liable for the benefits of its employees who participate in the plan.

Bayer Pensionskasse

The Company’s contributions to the Bayer Pensionskasse represented approximately 43% of the Company’s total multiemployer contributions in 2013 (see table above).

The Bayer Pensionskasse provides monthly payments in the case of disability, death or retirement. Additional information of the Bayer Pensionskasse is available in the public domain. As of the date of the most recent publically available information, December 31, 2012, the Bayer Pensionskasse was more than 80% funded. The Bayer Pensionskasse plan is not subject to a financial improvement plan and no surcharge has been imposed.

Company contributions are tied to employees’ contributions, which are generally calculated as a percentage of base compensation, up to a certain statutory ceiling. Currently, the Company pays at four times the employees’ contributions, but the contribution level can increase or decrease in the future.

Since the plan is under strict supervision from the German authorities, it is unlikely that the Bayer Pensionskasse plan will fail to fulfill its obligations, however, in such an event, the Company is liable for the benefits of its employees who participate in the plan.

13.   RESTRUCTURING AND OTHER SEVERANCE COSTS:

The Company records restructuring liabilities that represent charges incurred in connection with consolidations and cessations of certain of its operations, including operations from acquisitions, as well as headcount reduction programs. These charges consist primarily of severance and facility/entity closure costs. Severance charges are based on various factors including the employee’s length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, the Company calculates its best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

The following table provides the restructuring and other severance costs for the year ended December 31, 2013:

Year ended
($ in millions)	December 31, 2013
Severance/Relocation	$1.0
Facility closure and other	0.9
Restructuring charge	1.9
Other severance costs	0.3
Total	$2.2

For the year ended December 31, 2013, the restructuring charges primarily relate to severance and facility closure costs in connection with the future consolidation of the Color Pigments and Services business and severance costs in the Titanium Dioxide Pigments business.

All restructuring actions still in progress as of December 31, 2013 are expected to be substantially complete within the next twelve months, except for severance and facility closure costs in connection with the future consolidation of the Color Pigments and Services business. However, payouts of certain liabilities resulting from these actions will take place over several years. There are no significant future costs related to open restructuring plans remaining. Selected information for outstanding liabilities from recent restructuring actions is as follows:

		Facility
	Severance/	Closure
($ in millions)	Relocation	and Other	Total
Liability balance, December 31, 2012	$3.6	$0.1	$3.7
Restructuring charge in 2013	1.0	0.9	1.9
Utilized	(2.6)	(0.9)	(3.5)
Other	(0.2)	0.3	0.1
Liability balance, December 31, 2013	$1.8	$0.4	$2.2

14.   ACCUMULATED OTHER COMPREHENSIVE INCOME:

Changes in accumulated other comprehensive income (loss) are as follows:

	Pension		Total
	related	Foreign	accumulated
	adjustments,	currency	other comprehensive
($ in millions)	net of tax (a)	translation (b)	income (loss)
Balance at December 31, 2012	$(47.1)	$20.7	$(26.4)
Other comprehensive loss before reclassifications	24.2	47.8	72.0
Amounts reclassified from accumulated other comprehensive loss to net income	6.6	—	6.6
Amounts reclassified from noncontrolling interest to accumulated other comprehensive loss (c)	(27.4)	—	(27.4)
Balance at December 31, 2013	$(43.7)	$68.5	$24.8

(a)               The tax effect on the pension related adjustments is an expense of $0.1 million for the year ended December 31, 2013.

(b)               The foreign currency translation adjustments are not adjusted for income taxes in accordance with the indefinite reversal criteria.

(c)                This represents the amount of accumulated other comprehensive loss reclassified as a result of the Company’s purchase of Kemira’s 39% interest in the Titanium Dioxide Venture in February 2013.

The amounts reclassified from accumulated other comprehensive loss into net income are as follows:

Amount Reclassified
from Accumulated
Other Comprehensive Loss
Accumulated Other	Year ended
Comprehensive Loss Components	December 31, 2013
Pension related adjustments:
Actuarial losses (a)	$(9.1)
Prior service costs (a)	(0.2)
(9.3)
Income tax provision	2.7
Total reclassifications for the period	$(6.6)

(a)               These accumulated other comprehensive income components are included in the computation of net periodic pension costs that are recorded in costs of products sold and selling, general and administrative expenses in the combined statement of operations.

15.   COMMITMENTS, CONTINGENCIES AND GUARANTEES:

Legal Proceedings—The Company is involved in various legal proceedings, including commercial, intellectual property, product liability, regulatory and environmental matters of a nature considered normal for its business. The Company accrues for amounts related to these matters if it is probable that a liability has been incurred and an amount can be reasonably estimated. The Company discloses such matters when there is at least a reasonable possibility that a material loss may have been incurred. However, the Company cannot predict the ultimate outcome of any litigation or the potential for future litigation.

Inspector General Subpoena

In February 2010, a subsidiary of the Company received a subpoena from the Inspector General of the Department of Defense (“DOD”) seeking information related to a product in the Timber Treatment Chemicals business in the Performance Additives segment. In June 2012, the United States government filed a notice of election indicating that it would not intervene at that time and the court ordered the complaint to be unsealed. The complaint was served on the Company in November 2012 by Osmose, Inc. (“Osmose”), a competitor of our Timber Treatment business, and alleges that our subsidiary misrepresented properties of certain fire retardants in relation to a military specification for such products. In March 2013, Osmose filed an amended complaint. In May 2013, the Company’s subsidiary filed a motion to dismiss the action. In January 2014, the United States District Court for the Western District of New York granted the Company’s motion and dismissed all claims with prejudice. Osmose did not appeal this matter.

Other Matters

Although the Company expects to continue to pay legal fees in connection with the above matters, other legal actions, such as chromated copper arsenate, and other product liability matters, such as certain high purity color pigments, based on currently available facts, the Company does not believe that any individual action will have a material adverse effect on its financial condition, results of operations or cash flows. Reserves in connection with known product liability matters equaled $0.5 million as of December 31, 2013. The Company’s reserve estimates are based on available facts, including damage claims and input from its internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by its insurer, known or expected insurance recoveries. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available. Further, the Company cannot predict the outcome of any litigation or the potential for future litigation.

Indemnity Matters—The Company is indemnified by third parties in connection with certain matters related to acquired businesses. Although the Company has no reason to believe that the financial condition of those parties who may have indemnification obligations to the Company is other than sound, in the event the Company seeks indemnity under any of these agreements or through other means, there can be no assurance that any party who may have obligations to indemnify the Company will adhere to their obligations and the Company may have to resort to legal action to enforce its rights under the indemnities. In cases where the Company’s indemnification claims to such third parties are uncontested, the Company expects to realize recoveries within the short term.

In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification obligations owed to the Company or by the Company is not expected to have a material effect on the Company’s financial condition, results of operations or cash flows.

Guarantees—The Company’s U.S. Entities, along with certain other Rockwood Specialties Group, Inc. (“RSGI”) U.S. subsidiaries, are guarantors of RSGI’s obligation under the terms of the indenture related to the $1.25 billion of 4.625% senior notes due in 2020 (“Notes”).

Rockwood and the Company intend to obtain releases from these guarantees in connection with the divestiture of the Company.

Certain of the Company’s affiliated U.S. legal entities (the “Company’s U.S. Entities”) along with certain other U.S. subsidiaries of RSGI were guarantors of the obligations, under RSGI’s senior secured credit facility which had outstanding borrowings of $924.2 million as of December 31, 2012. Pursuant to the terms of RSGI’s senior secured credit facility, the lenders had a first-priority security interest in substantially all the Company’s U.S. Entities’ tangible and intangible assets. In addition, the shares representing substantially all of the capital stock of the Company’s U.S. Entities were pledged as collateral for RSGI’s indebtedness.  However, in September 2013, RSGI prepaid all of its outstanding borrowings under the term loans under the senior secured credit facility and terminated all commitments under the senior secured credit agreement. As a result, all obligations were discharged, including those under the revolving credit commitments.

The indenture governing the Notes contain various affirmative and restrictive covenants which limit the ability of RSGI and the Company, subject to certain exceptions, to incur or guarantee additional indebtedness, make investments and other restricted payments, create liens, sell assets, engage in certain transactions with certain affiliates, and merge or consolidate with other companies or sell substantially all of our assets. In addition, RSGI is subject to further limitations on its ability to pay dividends or make other distributions (limited to $600 million, plus additional amounts subject to satisfying certain leverage ratios).

Safety, Health and Environmental Matters

General

The Company is subject to extensive environmental, health and safety laws in the United States, the European Union (“EU”) and elsewhere at the international, national, state, and local levels. Many of these laws impose requirements relating to clean up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. Other laws or contractual agreements require post-closure reclamation of landfills, surface mining sites and manufacturing facilities for damage resulting from normal operation of these locations. The products, including the raw materials handled, are also subject to industrial hygiene regulations and investigation. The nature of the Company’s operations exposes it to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

Safety, Health and Environmental Management Systems

The Company is committed to achieving and maintaining compliance with all applicable safety, health and environmental (“SHE”) legal requirements. The Company’s subsidiaries have developed policies and management systems that are intended to identify the SHE legal requirements applicable to their operations, enhance compliance with such requirements, ensure the safety of the Company’s employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although SHE legal requirements are constantly changing, these SHE management systems are designed to assist the Company in meeting its compliance goals and minimizing risk.

SHE Capital Expenditures

The Company will incur future costs for capital improvements and general compliance under SHE laws. For the year ended December 31, 2013, the capital expenditures for SHE matters totaled $7.2 million, excluding costs to maintain and repair pollution control equipment. For 2014, the Company estimates capital expenditures for compliance with SHE laws to be at similar levels as 2013; however, because capital expenditures for these matters are subject to changes in existing and new SHE laws, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required to comply with these laws.

Regulatory Developments

Greenhouse gases have increasingly become the subject of international, national, state and local attention. On September 22, 2009, the Environmental Protection Agency (“EPA”) passed its final greenhouse gas monitoring and reporting rule that required certain facilities in the U.S. to record their greenhouse gases beginning January 1, 2010 and begin reporting these measurements on September 30, 2011. Currently, no facilities are required to report under this program. Based upon currently available information, the Company does not believe that this rule will have a material impact on its financial condition, results of operations or cash flows. However, further legislation of greenhouse gases and carbon dioxide has been proposed in the U.S. and other jurisdictions. Certain European facilities are subject to different carbon emission trading schemes imposed by local governments, e.g. U.K. and Germany. Any such laws may directly and indirectly have a material impact on its financial condition, results of operations and cash flows in any quarterly or annual reporting period, such as through higher costs for energy and certain raw materials and additional capital expenditures to comply with such laws.

The Company is also subject to the Homeland Security Agency’s regulations, which address chemical plant safety, the Kyoto Protocol, which relates to the emission of greenhouse gases and the European Union Integrated Pollution Prevention and Control Directive, which relates to environmental permitting programs for individual facilities. In addition, legislation was recently introduced in Congress seeking to reform the Toxic Control Substances Act, which among other things, would require manufacturers to develop and submit additional safety data for each chemical it produces, similar to the Registration, Evaluation, and Authorization of Chemicals (“REACH”) legislation. Based upon currently available information, the Company does not believe that these regulations will have a material impact on its financial condition, results of operations or cash flows.

Environmental Reserves

Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes.

In addition, “Superfund” statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

The following table provides a list of the Company’s present and former facilities with environmental contamination or reclamation obligations for which the Company has reserved for at December 31, 2013:

Country	Location	(a)	(b)	(c)
China	Shenzhen		X
Finland	Kipsikorpi			X
Germany	Duisburg	X		X
	Hainhausen	X
	Schwarzheide			X
	Uerdingen	X
Italy	Turin	X
United Kingdom	Birtley		X
United States	Beltsville, MD	X
	East St. Louis, IL		X
	Easton, PA		X
	Harrisburg, NC	X	X
	Valdosta, GA	X

(a)               The Company is currently operating groundwater monitoring and/or remediation systems at these locations.

(b)               The Company is currently conducting investigations into additional possible soil and/or groundwater contamination at these locations.

(c)               The Company has land restoration obligations generally relating to landfill activities at these locations.

The Company is also responsible for environmental matters at some of its former off-site disposal locations owned by third parties. These sites are considered Superfund sites as defined by the EPA or state regulatory authority.

Although the Company cannot provide assurances in this regard, the Company does not believe that these issues will have a material adverse effect on its financial condition, results of operations or cash flows. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of the Company’s or its predecessor’s former and present properties and/or at sites where the Company and its predecessor disposed wastes could expose the Company to cleanup obligations and other damages in the future.

The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs, which are reviewed at least quarterly based on currently available information. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. In the event that the Company establishes a financial reserve in connection with site remediation costs, the Company records a reserve for the estimated cost of the remediation, even though the costs of the remediation will likely be spread out over many years. The Company does not include unasserted claims in its reserves.

The Company’s liability estimates are based upon available facts, existing technology, indemnities from third parties, past experience and, in some instances, insurance recoveries where the remediation costs are being paid by its insurers, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a combined basis, the Company has accrued $24.5 million for environmental liabilities as of December 31, 2013, most of which were classified as other non-current liabilities in the combined balance sheet.

Included in the environmental liabilities are reclamation obligations (see table below). These obligations primarily relate to post-closure reclamation of landfills and manufacturing sites. The following table represents the change in the Company’s reclamation obligations for the year ended December 31, 2013:

Year ended
($ in millions)	December 31, 2013
Liability balance, January 1	$7.7
Accretion	0.5
Utilization	(0.4)
Foreign exchange	0.3
Liability balance, December 31	$8.1

The remaining environmental liabilities ($16.4 million as of December 31, 2013), represent remediation obligations. Of these accruals, $6.6 million as of December 31, 2013, represent liabilities discounted using discount rates ranging from 5.5% to 7.0%, with the undiscounted amount of these reserves being $9.7 million.

The Company’s remediation liabilities are payable over periods of up to 30 years. At a number of the sites described above, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable and could potentially affect the range. The Company estimates that the potential range for such environmental matters as of December 31, 2013 is from $16.4 million to $32.4 million. For the year ended December 31, 2013, the Company recorded charges of $3.0 million to increase its environmental liabilities and made payments of $1.5 million for reclamation and remediation costs, which reduced its environmental liabilities. For the year ended December 31, 2013, the recurring cost of managing hazardous substances for ongoing operations is $36.5 million.

The Company believes these accruals are adequate based on currently available information. The Company may incur losses in excess of the amounts accrued; however, based on currently available information, it does not believe the additional amount of potential losses would have a material adverse effect on its business or financial condition, but may have a material adverse effect on the results of operations or cash flows in any given quarterly or annual reporting period. The Company does not believe that any known individual environmental matter would have a material adverse effect on its financial condition, results of operations or cash flows. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available.

In the event that manufacturing operations are discontinued at any of the Company’s facilities with known contamination, regulatory authorities may impose more stringent requirements on the Company including soil remediation. The Company does not contemplate any such action occurring in the foreseeable future, as these facilities’ remaining lives are not known. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations, the Company does not have sufficient information to estimate a range of potential settlement dates for its obligations. Consequently, the Company cannot employ a present value technique to estimate fair value and, accordingly, has not accrued for any environmental-related costs to remediate soil at these facilities.

Commitments

As of December 31, 2013, the Company has unconditional purchase obligations of $1,110.5 million primarily consisting of take-or-pay contracts to purchase goods and energy that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These purchase obligations are expected to be incurred as follows: $467.7 million in less than one year, $527.5 million in one-three years, $78.5 million in three-five years and $36.9 million after five years.